Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

REGISTRATION STATEMENT

(Form Type)

Baytex Energy Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, without nominal or par value	457(c)	168,891,994(1)	$3.06(2)	$516,387,271.66(2)	0.00011020	$56,905.88(3)
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$516,387,271.66		$56,905.88
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$56,905.88

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(c) under the Securities Act, based upon $3.06, the average of the high and low prices per share of the common shares of Baytex Energy Corp. on the New York Stock Exchange on June 28, 2023, a date within five business days prior to the initial filing of this registration statement on June 29, 2023.

(3)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act, by multiplying the proposed maximum aggregate offering price for the securities by 0.00011020.